EXHIBIT 99.1

eLinear, Inc. Announces Delay in Filing Its Form 10-QSB for the Quarter Ended September 30, 2005

eLinear, Inc. (the “Company”) announced today that it would not be filing its quarterly report on Form 10-QSB for the quarterly period ended September 30, 2005, on November 21, 2005, the extended due date.

The Company filed a registration statement on March 22, 2005, to register the resale of common stock underlying convertible secured notes and warrants issued in a $12 million financing arrangement which was closed in February 2005. The February 2005 financing was amended in July 2005. The Company withdrew the March 2005 registration statement prior to the amendment and subsequently filed a new resale registration statement relating to the July 2005 amended financing. The Securities and Exchange Commission provided comments on each of the Company’s registration statements, the comment and response process has been ongoing, and most recently on September 21, 2005, the Commission responded to the Company that it (i) believed EITF 00-19 applies when evaluating whether embedded derivative instruments qualify as equity instruments or liabilities, (ii) had further comments on the Company’s accounting for warrants issued in financings effected in 2004 and 2005, and (iii) believed that EITF 96-19 applied in accounting for the modification of financing arrangements. The Company is in the process of addressing these comments raised by the Commission.

All of the above issues relate to accounting for securities that are reflected as income or expense through earnings as non-cash charges. These non-cash charges do not affect the Company’s revenues, cash flows from past or future operations, or its liquidity.

On November 18, 2005, after discussions with the Company’s independent accounting firm, Lopez, Blevins, Bork & Associates LLP, the Audit Committee agreed with management’s recommendations and concluded that the previously issued financial statements included in the Form 10-QSB’s and Form 10-KSB’s for the periods ended from March 31, 2004 to June 30, 2005, should not be relied upon. Upon completion of the Company’s review, the Company will reflect the restatements in an amendment to the Company’s Form 10-KSB for the year ended December 31, 2004, and in its Forms 10-QSB for the quarters ended March 31, 2005 and 2004, June 30, 2005 and 2004, and September 30, 2004, as soon as practicable. The Company intends to file its Form 10-QSB for the quarter ended September 30, 2005, within 30 days and its amendments to its Form 10-KSB for the year ended December 31, 2004 and its Forms 10-QSB for the quarters ended March 31, 2005 and 2004, June 30, 2005 and 2004 and September 30, 2004 once it has satisfied the Commission on its accounting treatment for its financing arrangements.

After reviewing the circumstances surrounding the restatements, the Company and the Audit Committee believe that the errors were unintentional and are not attributable to any material non-compliance by the Company, with any financial reporting requirements under securities laws, or the result of any negligence or misconduct on the part of the individuals responsible for financial reporting.

The Company is estimating that revenue for the three months ended September 30, 2005 will be between $$6.5 and $6.8 million and the net loss for the period will be between $3.0 and $3.5 million. These are estimates made by the Company and have not been reviewed by the Company’s independent auditors.